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Exhibit 10.1

LOAN AND SECURITY AGREEMENT

        This LOAN AND SECURITY AGREEMENT (this "Agreement") dated July 13, 2001 between SILICON VALLEY BANK ("Bank") and JAMDAT Mobile Inc. ("Borrower"), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1.     ACCOUNTING AND OTHER TERMS

        Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation" in this or any Loan Document. Capitalized terms in this Agreement shall have the meanings set forth in Section 13.

2.     LOAN AND TERMS OF PAYMENT

        2.1    Credit Extensions.    Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions in accordance with the terms and conditions hereof.

          2.1.1    Equipment Advances.

          (a)   Subject to the terms and conditions of this Agreement, Bank agrees to lend to Borrower, from time to time prior to the Commitment Termination Date, equipment advances (each an "Equipment Advance" and collectively the "Equipment Advances") in an aggregate amount not to exceed the Committed Equipment Line. When repaid, the Equipment Advances may not be re-borrowed. The proceeds of the Equipment Advances will be used solely to reimburse Borrower for the purchase of Eligible Equipment purchased on and after 120 days prior to the making of an Equipment Advance. Each Loan Supplement relating to an Equipment Advance shall be considered a promissory note evidencing the amounts due hereunder for all purposes. Bank's obligation to make Equipment Advances hereunder shall terminate on the earlier of (i) the occurrence and continuance of an Event of Default, (ii) the Commitment Termination Date or (iii) the occurrence of any event in clause (c) below. For purposes hereof, the minimum amount of each Equipment Advance is $50,000 and the maximum number of Equipment Advances to be made per month is one.

          (b)   To obtain an Equipment Advance, Borrower will deliver to Bank a completed supplement in substantially the form attached as Exhibit C (the "Loan Supplement"), copies of invoices for the Financed Equipment, together with a UCC Financing Statement covering the Equipment described on the Loan Supplement, and such additional information as Bank may request, all at least five (5) Business Days before the proposed funding date (the "Funding Date"). On each Funding Date, Bank will specify in the Loan Supplement for each Equipment Advance, the Basic Rate, the Loan Factor, and the Payment Dates. If Borrower satisfies the conditions of each Equipment Advance specified herein, Bank will disburse such Equipment Advance by internal transfer to Borrower's deposit account with Bank. Each Equipment Advance may not exceed 100% of the Original Stated Cost of the proposed Financed Equipment.

          (c)   Bank's obligation to lend the undisbursed portion of the Committed Equipment Line will terminate if, in Bank's sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospects of Borrower, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

        2.2    Interest Rate: Payments.

          (a)   Principal and Interest Payments On Payment Dates.    Borrower will repay each Equipment Advance on the terms provided in the Loan Supplement relating thereto. Borrower will make payments monthly in advance of principal and accrued interest for each Equipment Advance (collectively, "Scheduled Payments") on the first Business Day of the month following the Funding Date (or commencing on the Funding Date if the Funding Date is the first Business Day of the month) with respect to such Equipment Advance and continuing thereafter during the Repayment Period on the first Business Day of each calendar month (each a "Payment Date"), in an amount equal to the Loan Factor multiplied by the Loan Amount for such Equipment Advance. All unpaid principal and accrued and unpaid interest are due and payable in full on the last Payment Date with respect to such Equipment Advance. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. An Equipment Advance may only be prepaid in accordance with the terms hereof.

          (b)   Interest Rate.    Borrower will pay interest on the Payment Dates (as described above) at the per annum rate of interest equal to the Basic Rate determined by Bank as of the Funding Date for each Equipment Advance in accordance with the definition of the Basic Rate. Any amounts outstanding during the continuance of an Event of Default shall bear interest at a per annum rate equal to the Basic Rate plus five percentage points (5%). If any change in the law increases Bank's expenses or decreases its return from the Equipment Advances, Borrower will pay Bank upon request the amount of such increase or decrease.

          (c)   Interim Payment.    In addition to the Scheduled Payments, on the Funding Date for each Equipment Advance (unless the Funding Date is the first Business Day of the month) Borrower shall pay to Bank, on behalf of Bank, the projected interest to accrue from the Funding Date to the first Payment Date, pursuant to subsection (b) of this Section.

          (d)   Final Payment.    On the Maturity Date with respect to each Equipment Advance, Borrower will pay, in addition to the unpaid principal and accrued and unpaid interest and all other amounts due on such date with respect to such Equipment Advance, an amount equal to the Final Payment.

          (e)   Prepayment Upon an Event of Loss.    If any Financed Equipment is subject to an Event of Loss and Borrower is required to or elects to prepay the Equipment Advance with respect to such Financed Equipment pursuant to Section 6.7, then such Equipment Advance shall be prepaid to the extent and in the manner provided in such section.

          (f)    Mandatory Prepayment Upon an Acceleration.    If the Equipment Advances are accelerated following the occurrence of an Event of Default or otherwise (other than following an Event of Loss), then Borrower will immediately pay to Bank (i) all unpaid Scheduled Payments (including principal and interest) with respect to each Equipment Advance due prior to the date of prepayment, (ii) all remaining Scheduled Payments (including principal and interest unpaid) due after such date, (iii) all accrued unpaid interest, including the default rate of interest, to the date of the prepayment, but without duplication of any other payment item included herein, (iv) the Final Payment, (v) the product of the Applicable Percentage (as defined below) multiplied by the principal amount outstanding of the Equipment Advance; and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement. As used herein the term "Applicable Percentage" shall mean three percent (3%) if the prepayment of such Advance occurs within 12 months of the making of such Advance; two percent (2%) if the prepayment of such

  Advance occurs after 12 months of the making of such Advance and before 24 months of the making thereof; and, otherwise, one percent (1%).

          (g)   Permitted Prepayment of Loans.    Borrower shall have the option to prepay some or all of the Equipment Advances (but in any event no repayment of a portion of any Equipment Advance shall be permitted) advanced by Bank under this Agreement, provided Borrower (i) provides written notice to Bank of its request to prepay the Equipment Advances at least thirty (30) days prior to such prepayment, and (ii) Borrower pays, on the date of the prepayment (1) all unpaid Scheduled Payments (including principal and interest) with respect to each Equipment Advance due prior to the date of prepayment; (2) all remaining Scheduled Payments due after such date; (3) all other unpaid accrued interest to the date of the prepayment (but without duplication of any sum in item (1) hereof); (4) the Final Payment with respect to each Equipment Advance; (5) the product of the Applicable Percentage (as defined below) multiplied by the principal amount outstanding of the Equipment Advance; and (6) all other sums, if any, that shall have become due and payable hereunder with respect to this Agreement. As used herein the term "Applicable Percentage" shall mean three percent (3%) if the prepayment of such Advance occurs within 12 months of the making of such Advance; two percent (2%) if the prepayment of such Advance occurs after 12 months of the making of such Advance and before 24 months of the making thereof; and, otherwise, one percent (1%).

        2.3    Request to Debit.    Bank may debit any of Borrower's deposit accounts for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower when it debits Borrower's accounts. Such debits are not a set-off.

        2.4    Fees.    Borrower will pay to Bank:

          (a)   Deposit by Borrower.    Borrower has paid to Bank a deposit of $10,000, which shall be applied to Bank Expenses. The amount of such deposit remaining after application to Bank Expenses shall be applied thereafter to the payment of Equipment Advances in a manner reasonably determined by Bank.

          (b)   Bank Expenses.    All Bank Expenses (including reasonable attorneys' fees and expenses) incurred through and after the Closing Date when due.

        2.5    Additional Costs.    If any law or regulation increases Bank's costs or reduces its income for any loan, Borrower will pay the increase in cost or reduction in income or additional expense.

3.     CONDITIONS OF CREDIT EXTENSIONS

        3.1    Conditions Precedent to Initial Credit Extension.    Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires, including, without limitation, the following:

          (a)   this Agreement;

          (b)   a certificate of the Secretary of Borrower with respect to certificate of incorporation, corporate bylaws, incumbency and resolutions authorizing the execution and delivery of this Agreement;

          (c)   financing statements (Forms UCC-1);

          (d)   a negative pledge agreement, in form acceptable to the Bank;

          (e)   an insurance certificate and loss payable endorsement in accordance with the provisions hereof;

          (f)    payment of the fees and Bank Expenses then due;

          (g)   warrant to purchase 26,000 shares of common stock of Borrower at an initial exercise price of $0.45 per share, and related documents and agreements, in form acceptable to Bank; and

          (h)   such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

        3.2    Conditions Precedent to all Credit Extensions.    Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a)   the satisfaction of the conditions set forth in section 2.1.1 hereof with respect to the making of an Equipment Advance; and

          (b)   the representations and warranties in Section 5 hereof must be materially true on the date of the submission of the Loan Supplement relating to the proposed Equipment Advances and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true.

4.     CREATION OF SECURITY INTEREST

        4.1    Grant of Security Interest.    Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a "hold" on any deposit account pledged as Collateral. If the Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5.     REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants as follows:

        5.1    Due Organization and Authorization.    Each of Borrower and its Subsidiaries is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could cause a Material Adverse Change.

        5.2    Collateral.    Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. All Inventory is in all material respects of good and marketable quality, free from material defects.

        5.3    Litigation.    Except as shown in the Schedule, there are no actions or proceedings pending or, to Borrower's knowledge, threatened by or against Borrower or any Subsidiary of Borrower in which an adverse decision could cause a Material Adverse Change.

        5.4    No Material Adverse Change in Financial Statements.    All consolidated financial statements for Borrower and its Subsidiaries delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

        5.5    Solvency.    The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

        5.6    Regulatory Compliance.    Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could cause a Material Adverse Change. None of Borrower's or any of its Subsidiary's properties or assets has been used by Borrower or such Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than by legally doing so. Each of Borrower and its Subsidiaries has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes. Each of Borrower and its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

        5.7    Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

        5.8    Full Disclosure.    No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6.     AFFIRMATIVE COVENANTS

        Borrower will do all of the following during the term of this facility:

        6.1    Government Compliance.    Borrower will maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Borrower's business or operations. Borrower will cause each of its Subsidiaries to maintain such Subsidiary's corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on such Borrower's business or operations. Borrower will comply, and will cause each of its Subsidiaries to comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower's business or operations or cause a Material Adverse Change.

        6.2    Financial Statements, Reports, Certificates.

          (a)   Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period, in a form acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but no later than 120 days after the end of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank; (iii) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; and (iv) budgets, sales projections, operating plans or other financial information Bank requests.

          (b)   Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

          (c)   Bank has the right to audit the Collateral from time to time at Borrower's expense; and the Bank acknowledges that (1) prior to the occurrence and continuance of an Event of Default, the Bank shall only conduct one such audit for which Borrower shall bear the expense thereof and the cost of any such audit that is passed to Borrower for reimbursement shall not exceed $1,500 and (2) after the occurrence and continuance of an Event of Default, the limitations as to frequency and cost that are set forth in clause (1) hereof shall no longer be applicable.

        6.3    Inventory: Returns.    Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at the Closing Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $50,000.

        6.4    Taxes.    Borrower will make, and cause each of its Subsidiaries to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

        6.5    Insurance.    Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank requests. Insurance policies will be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Subject to Section 6.7(a) below, so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided that, after the occurrence and during the continuance of an Event of Default, all proceeds payable under any such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

        6.6    Accounts.    Borrower will maintain its primary banking and investment account relationships with Bank, which relationships shall include Borrower maintaining banking and investment account balances in accounts at or through Bank representing at least 85% of all such account balances of Borrower at any and all financial institutions.

        6.7    Loss: Destruction; or Damage.

        Borrower will bear the risk of the Financed Equipment being lost, stolen, destroyed, or damaged. If during the term of this Agreement any item of Financed Equipment is lost, stolen, destroyed, damaged beyond repair, rendered permanently unfit for use, or seized by a governmental authority for any reason for a period equal to at least the remainder of the term of this Agreement (an "Event of Loss"), then in each case, Borrower:

          (a)   Prior to the occurrence of an Event of Default, at Borrower's option, will (i) pay to Bank on account of the Obligations all accrued interest to the date of the prepayment, plus all outstanding principal, plus the Final Payment; or (ii) repair or replace any Financed Equipment subject to an Event of Loss provided the repaired or replaced Financed Equipment is of equal or like value to the Financed Equipment subject to an Event of Loss and provided further that Bank has a first priority perfected security interest in such repaired or replaced Financed Equipment. Bank agrees that during the entire term of this Agreement considered on an aggregate and joint basis and with respect to an Event of Loss regarding items of Financed Equipment having an aggregate initial financed value of $10,000 or less (i.e., $10,000 in the aggregate for the entire duration of this Agreement), Borrower shall not be required to treat such occurrences as an Event of Loss under this clause (a) only, and Borrower shall therefore be allowed to proceed to make payments on the Equipment Advance relating to such items in an unaccelerated manner. The foregoing is an exception to the general obligation of Borrower regarding Events of Loss as otherwise set forth herein and is limited to the specific terms and provisions relating thereto as set forth herein.

          (b)   During the continuance of an Event of Default, on or before the Payment Date after such Event of Loss for each such item of Financed Equipment subject to such Event of Loss, Borrower will, at Bank's option, pay to Bank an amount equal to the sum of: (i) all accrued and unpaid Scheduled Payments (with respect to such Equipment Advance related to the Event of Loss) due prior to the next such Payment Date due prior to the date of such payment, (ii) all regularly Scheduled Payments (including principal and interest) due after to the date of such payment, (iii) the Final Payment, (iv) such additional sums as are set forth in section 2.2 hereof, plus (v) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

          (c)   On the date of receipt by Bank of the amount specified above with respect to each such item of Financed Equipment subject to an Event of Loss, this Agreement shall terminate as to such Financed Equipment. If any proceeds of insurance or awards received from governmental authorities are in excess of the amount owed under this Section, Bank shall promptly remit to Borrower the amount in excess of the amount owed to Bank.

        6.8    Financial Covenant.    Borrower will maintain as of the last day of each month a ratio of (i) Quick Assets to (ii) Adjusted Current Liabilities minus deferred revenue of at least 2.50 to 1.0.

        6.9    Further Assurances.    Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

        7.    NEGATIVE COVENANTS

        Borrower will not do any of the following without the Bank's written consent, which will not be unreasonably withheld:

        7.1    Dispositions.    Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than a Transfer (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment, other than for Financed Equipment.

        7.2    Changes in Business, Ownership, Management or Business Locations; Location of Equipment.    Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or have a change in its ownership (other than the sale of Borrower's equity securities in a public offering, to venture capital investors identified to Bank and to current strategic investors in the Borrower) of greater than 35% or the persons holding the offices of President or Chief Financial Officer change and replacements satisfactory to Bank are not made within 60 days. Borrower will not, without at least 30 days prior written notice to Bank, relocate its principal executive office or add any new offices or business locations. Further, all Equipment financed hereunder shall not be removed from California at any time without the prior written consent of Bank.

        7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. The foregoing negative covenant provision shall include and be applicable to mergers or other corporate actions that have the effect of changing the state of the Borrower's incorporation, all of which shall not be permitted without the written consent and concurrence of the Bank, and relating to which, if any such action is approved,

Borrower shall enter into and execute such additional documentation and instruments in order for, among other things, the Bank to remain perfected in the Collateral.

        7.4    Indebtedness.    Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

        7.5    Encumbrance.    Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any of Collateral that is subject to the Bank's first priority security interest in the Collateral to change, subject only to Permitted Liens.

        7.6    Investments; Distributions.    (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock of the Borrower.

        7.7    Transactions with Affiliates.    Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, on terms less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

        7.8    Subordinated Debt.    Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

        7.9    Compliance.    Undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could have a material adverse effect on Borrower's business or operations or cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

        8.    EVENTS OF DEFAULT

        Any one of the following is an "Event of Default" hereunder:

        8.1    Payment Default.    Borrower fails to pay any of the Obligations within 3 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

        8.2    Covenant Default.    Borrower does not perform any obligation in Section 6 or violates any covenant in Article 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower's attempts in the 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional time, (of not more than 30 days) to attempt to cure the default. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

        8.3    Material Adverse Change.    (i) A material impairment in the perfection or priority of the Bank's security interest in the Collateral or in the value of such Collateral which is not covered by adequate insurance occurs; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower occurs; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations occurs (any of the foregoing is referred to herein as the a "Material Adverse Change");

        8.4    Attachment.    (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days; (ii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iii) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (iv) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

        8.5    Insolvency.    (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

        8.6    Other Agreements.    If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

        8.7    Judgments.    If a money judgment or judgments in the aggregate of at least $50,000 is rendered against the Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

        8.8    Misrepresentations.    If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

        9.    BANK'S RIGHTS AND REMEDIES

        9.1    Rights and Remedies.    When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a)   Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b)   Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

          (c)   Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

          (d)   Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter the premises, in accordance with law, where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy, in accordance with law, any of its premises, without charge, in order to exercise any of Bank's rights or remedies;

          (e)   Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

          (f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any

  Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

          (g)   Dispose of the Collateral according to the Code or otherwise pursuant to law.

        9.2    Power of Attorney.    When an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors; (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

        9.3    Accounts Collection.    When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

        9.4    Bank Expenses.    If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

        9.5    Bank's Liability for Collateral.    If Bank complies with commercially reasonable banking practices under law, it is not liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral, other than that arising from gross negligence or wilful misconduct.

        9.6    Remedies Cumulative.    Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

        9.7    Demand Waiver.    Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Bank on which Borrower is liable.

        10.    NOTICES

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	JAMDAT Mobile Inc. 3415 South Sepulveda Blvd., Suite 500 Los Angeles, California 90034 Attention: Chief Financial Officer FAX: 310-397-0353
If to Bank:	Silicon Valley Bank 10585 Santa Monica Blvd., Suite 140 Los Angeles, CA 90025 Attn: Manager FAX: 310-234-3569

        11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

        California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California. BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

        12.    GENERAL PROVISIONS

        12.1    Successors and Assigns.    This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be' granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

        12.2    Indemnification.    Borrower will indemnify, defend and hold harmless Bank and its officers, employees and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

        12.3    Time of Essence.    Time is of the essence for the performance of all Obligations in this Agreement.

        12.4    Severability of Provision.    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

        12.5    Amendments in Writing, Integration.    All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersedes prior or contemporaneous negotiations or agreements. All prior or contemporaneous agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

        12.6    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

        12.7    Survival.    All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

        12.8    Confidentiality.    In handling any confidential information, Bank will exercise the same reasonable degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank's subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the Obligations; (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

        12.9    Attorneys' Fees, Costs and Expenses.    In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

        13.    DEFINITIONS

        "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

        "Adjusted Current Liabilities" are the aggregate amount of Borrower's Total Liabilities regarding the Advances hereunder together with those other Total Liabilities of Borrower which mature within one (1) year from the date of determination.

        "Advance" or "Advances" is a loan advance (or advances) under the Committed Equipment Line.

        "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

        "Bank Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

        "Basic Rate" is, as of the Funding Date, a fixed per annum rate of interest (based on a year of 360 days) equal to the sum of the applicable Prime Rate as of such date, plus 1.00%, provided that the Basic Rate shall not be deemed to be less than 8.00% per annum, regardless of the actual applicable Prime Rate from time to time.

        "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

        "Closing Date" is the date of this Agreement.

        "Code" is the California Uniform Commercial Code, as amended or otherwise modified from time to time.

        "Collateral" is the property described on Exhibit A.

        "Committed Equipment Line" is a line of credit of up to $400,000.

        "Commitment Termination Date" is forty-five (45) calendar days from the date of this Agreement.

        "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

        "Credit Extension" is each Advance and each other extension of credit by Bank for Borrower's benefit.

        "Eligible Equipment" is mission critical equipment., test equipment, workstations, desktop computers, portable computers, office furniture, telephone systems, security systems and peripherals, and, subject to the limitations set forth below, Other Equipment that complies with all of Borrower's representations, warranties and covenants in favor of the Bank and which is acceptable to Bank in all respects. All Equipment financed with the proceeds of Equipment Advances shall be new when purchased, provided that Bank, in its sole discretion, may finance used equipment.

        "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "Equipment Advance" and "Equipment Advances" are defined in Section 2.1.1.

        "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

        "Event of Loss" shall have the meaning set forth in Section 6.7 hereof.

        "Final Payment" is a payment due on the Maturity Date for each Equipment Advance equal to the Loan Amount for such Equipment Advance multiplied by the Final Payment Percentage.

        "Final Payment Percentage" is 7% for each Equipment Advance.

        "Financed Equipment" is defined in the Loan Supplement.

        "Funding Date" shall have the meaning ascribed to such term in section 2.1.1 hereof.

        "GAAP" shall mean generally accepted accounting principles, consistently applied.

        "Indebtedness" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

        "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Interim Payment" shall have the meaning set forth in section 2.2(c) hereof.

        "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

        "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Amount" is the aggregate original amount of each Equipment Advance.

        "Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

        "Loan Factor" is the percentage which results from amortizing the Equipment Advance over the Repayment Period, using the Basic Rate as the interest rate.

        "Loan Supplement" has the meaning ascribed to such term in section 2.1.1 hereof.

        "Material Adverse Change" has the meaning set forth in Section 8.3 hereof.

        "Maturity Date" is, with respect to each Equipment Advance, the last day of the Repayment Period for such Equipment Advance, or, if earlier, the date of acceleration of such Equipment Advance by Bank following an Event of Default.

        "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including Equipment Advances, letters of credit and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

        "Original Stated Cost" is (i) the original cost to the Borrower of the item of new Equipment net of any and all freight, installation, tax or (ii) the fair market value assigned to such item of used Equipment by mutual agreement of Borrower and Bank at the time of making of the Equipment Advance.

        "Other Equipment" is furnishings, software, application software, tenant improvements, application software bundled into computer hardware, hand held items, and other items and similar property that the Bank determines to be acceptable to it in its discretion.

        "Payment Date" shall have the meaning ascribed to such term in section 2.2(a) hereof.

        "Permitted Indebtedness" is:

          (a)   Borrower's indebtedness to Bank under this Agreement or the Loan Documents;

          (b)   Indebtedness existing on the Closing Date and shown on the Schedule;

          (c)   Subordinated Debt;

          (d)   Indebtedness to trade creditors incurred in the ordinary course of business; and

          (e)   Indebtedness secured by Permitted Liens.

        "Permitted Investments" are:

          (a)   Investments shown on the Schedule and existing on the Closing Date;

          (b)   (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue and (iv) all other Investments deposited in or managed by the Bank;

          (c)   Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

          (d)   Investments accepted in connection with Transfers permitted by Section 7.1;

          (e)   Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; and

          (f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business.

        "Permitted Liens" are:

          (a)   Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

          (b)   Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

          (c)   Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

          (d)   Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses permit granting Bank a security interest; and

          (e)   Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness relating thereto may not increase.

        "Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

        "Prime Rate" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

        "Quick Assets" is, on any date, the Borrower's consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of less than 12 months determined according to GAAP.

        "Repayment Period" is 36 months.

        "Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer, and the Controller of Borrower.

        "Schedule" is any attached schedule of exceptions.

        "Scheduled Payments" shall have the meaning ascribed to such term in section 2.2(a) hereof.

        "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

        "Subsidiary" is for any Person, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

        "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:	Bank:
JAMDAT Mobile Inc	SILICON VALLEY BANK
By: /s/ MICHAEL MARCHETTI	By: /s/ TROY V. ERICKSON
Title: Chief Financial Officer	Title: Vice President

EXHIBIT A

        The Collateral consists of all of Borrower's right, title and interest in and to the following:

        All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

        All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, leases, license agreements, franchise agreements, purchase orders, customer lists, route lists, claims, income tax refunds, payments of insurance and rights to payment of any kind;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

        All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit and letter of credit rights, commercial tort claims, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

        All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

        Notwithstanding the foregoing, the Collateral does not include: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, now owned or later acquired; any patents, trademarks, service marks and applications therefor; any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damages by way of any past, present and future infringement of any of the foregoing (the "Intellectual Property");

PROVIDED, THAT, the Collateral shall include, without limitation, the proceeds of all the Intellectual Property that are accounts (including, without limitation, accounts receivable) of Borrower, or general intangibles consisting of rights to payment or other proceeds, of any kind or nature, of the Intellectual Property that are themselves not Intellectual Property, provided that if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts, general intangibles or such other proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit perfection of the Bank's security interest in such accounts, general intangibles and other proceeds.

EXHIBIT B

[Reserved]

EXHIBIT C

FORM OF LOAN AGREEMENT SUPPLEMENT

LOAN AGREEMENT SUPPLEMENT No. [    ]

LOAN AGREEMENT SUPPLEMENT No. [    ], dated                        , 200    ("Supplement"), to the Loan and Security Agreement dated as of July     , 2001 (the "Loan Agreement") by and between the undersigned ("Borrower"), and Silicon Valley Bank ("Bank"). Capitalized terms used herein but not otherwise defined herein are used with the respective meanings given to such terms in the Loan Agreement.

To secure the prompt payment by Borrower of all amounts from time to time outstanding under the Loan Agreement, and the performance by Borrower of all the terms contained in the Loan Agreement, Borrower grants Bank, a first priority security interest in each item of equipment and other property described in Annex A hereto, which equipment and other property shall be deemed to be additional Financed Equipment and Collateral. The Loan Agreement is hereby incorporated by reference herein and is hereby ratified, approved and confirmed.

Annex A (Equipment Schedule) and Annex B (Loan Terms Schedule) are attached hereto.

The proceeds of the Loan should be transferred to Borrower's account with Bank set forth below:

Bank Name:	Silicon Valley Bank
Account No.:

Borrower hereby certifies that (a) the foregoing information is true and correct and authorizes Bank to endorse in its respective books and records, the Basic Rate applicable to the Funding Date of the Loan contemplated in this Loan Agreement Supplement and the principal amount set forth in the Loan Terms Schedule; (b) the representations and warranties made by Borrower in the Loan Agreement are true and correct on the date hereof and will be true and correct on such Funding Date. No Event of Default has occurred and is continuing under the Loan Agreement This Supplement may be executed by Borrower and Bank in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

This Supplement is delivered as of this day and year first above written.

SILICON VALLEY BANK		JAMDAT Mobile Inc
By:		By:
	Name:		Name:
	Title:		Title:

Annex A—Description of Financed Equipment
Annex B—Loan Terms Schedule

Annex A to Exhibit C

        The Financed Equipment being financed with the Equipment Advance which this Loan Agreement Supplement is being executed is listed below. Upon the funding of such Equipment Advance, this schedule automatically shall be deemed to be a part of the Collateral.

Description of Equipment:	Make	Model	Serial #	Invoice #

Annex B to Exhibit C

LOAN TERMS SCHEDULE #

Loan Funding Date:                  , 200

Original Loan Amount: $

Basic Rate:        %

Loan Factor:        %

Scheduled Payment Dates and Amounts*:

  One (1) payment of $                due
            payment of $                due monthly in advance from          through
  One (1) payment of $                  due

Maturity Date:

Final Payment:	An additional amount equal to the Final Payment Percentage multiplied by the Loan Amount then in effect, shall be paid on the Maturity Date with respect to such Loan.
Payment No.	Payment Date
1
2
3
4
...
[36]
...

*/
The amount of each Scheduled Payment will change as the Loan Amount changes.

EXHIBIT D

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

FROM: JAMDAT MOBILE INC.

        The undersigned authorized officer of JAMDAT Mobile Inc. certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending                        with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

  Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required		Complies
Monthly Financial Statements and Compliance Certificate	Monthly within 30 days		Yes No
Annual (CPA Audited)	FYE within 120 days		Yes No
Financial Covenant	Required	Actual	Complies
Monthly Adjusted Quick Ratio (per §6.8 of the Loan Agreement)	2.50 to 1		Yes No

Comments Regarding Exceptions: See Attached.

Sincerely,	BANK USE ONLY
Signature	Received by:
Authorized Signer

Title	Date:
Verified:
Date		Authorized Signer
Date:
	Compliance Status:	Yes No

Silicon Valley Bank

August 17, 2001

Mr. Michael Marchetti
Chief Financial Officer
JAMDAT Mobile
3415 S. Sepulveda Blvd.
Los Angeles, CA 90034

Dear Michael,

        This letter is written in connection with that certain Loan & Security Agreement between Silicon Valley Bank ("Bank") and JAMDAT Mobile ("Borrower:), dated July 13, 2001, and related loan documents (collectively, the "Loan Agreement").

        Bank hereby modifies the definition of "Other Equipment" in Section 13 to include that certain Oracle invoice #1470173, dated May 25, 2001, which details the purchase of product support and updates related to an Oracle Database Enterprise Edition—Universal Power Unit 2.

        By signing below and returning a copy of this letter to Bank, Borrower acknowledges that the Loan Agreement is hereby modified in accordance with the provision set forth above. Borrower further understands and agrees that, except as expressly modified pursuant to this letter, the terms of the Loan Agreement remain unchanged and in full force and effect.

        Bank's agreement to modify the Loan Agreement in accordance with the provisions set forth in this letter in no way shall obligate Bank to make any future modification to the Loan Agreement.

        The provisions of this letter shall not be deemed effective until such time as Borrower has returned a countersigned original of this letter to Bank.

Very Sincerely Yours,

/s/ TROY V. ERICKSON
Troy V. Erickson
Vice President

        By executing below, the undersigned acknowledges and confirms the effectiveness of this letter to amend the definition of "Other Equipment" in Section 13 of the Loan Agreement.

By:	/s/ MICHAEL MARCHETTI

Title:	Chief Financial Officer

Date:	8-20-2001

QuickLinks

LOAN AND SECURITY AGREEMENT
Annex A to Exhibit C